Exhibit 10.33

2012 EXECUTIVE LONG-TERM INCENTIVE PLAN

Overview

The 2012 Executive Long-Term Incentive Plan (“the Plan” or “2012 LTIP”) is a cash plan based on the achievement of certain strategic milestones and threshold financial targets as established by the Board of Travelport Limited (“the Board”). Participation in the Plan is in addition to the management Performance Bonus Plan and any other broad-based and individual bonus arrangements, including prior long-term incentive programs.

Plan Tranches

Tranche	Basis	Scheduled Payment(s)+

Performance-based Tranche	Divided equally into two subtranches based on the Company’s achievement vs. established performance targets in fiscal 2012 and 2013, respectively. Pro-rata payments to be made in the event some but not all of the established goals are met.	First subtranche: No later than March 2013* Second subtranche: No later than March 2014*

Time-based Tranche	Time based, but also subject to other performance conditions as approved by the Board and communicated to participants.	No later than March 2014

*	Subject to employment with Travelport Limited or its majority-owned subsidiaries (collectively, “the Company”) at the time of payment (except as set forth below) and the other terms and conditions of the Plan.
+

In the event of a Change of Control or Qualified Public Offering (as defined in the TDS Investor (Cayman) L.P. Sixth Amended and Restated Agreement of Exempted Limited Partnership, as amended and/or restated from time to time), pro-rata payment will be made based on adjusted performance through the date of such event.

Plan Performance Measures and Individual Potential Payout

For a payout to be made under this Plan, the relevant performance measures, as determined by the Board, must be met. The Board may, in its discretion, adjust these performance measures.

If the relevant performance measures are not met in the first subtranche of the Performance-based Tranche and no payment is made, the Company may, in its sole and complete discretion, request that the Board approve a “catch up” payment at the same time as the second subtranche of the Performance-based Tranche should the relevant performance measures be subsequently achieved.

Eligibility

Participation in the Plan is at the sole and absolute discretion of the Board (in the case of the Travelport Senior Leadership Team (“SLT”)) and Travelport Chief Executive Officer (for all other executives) and will be communicated in writing. In order to be eligible to receive a payment under the Plan, an executive must receive a written notice from a Travelport SLT member expressly designating them for inclusion in the Plan. In addition, except as set forth in this Plan, the executive must be actively employed in good standing as a regular employee of the Company (including without limitation current certification to the Travelport Code of Business Conduct and Ethics (“Code”) and all required training pursuant to the Code) through the date of payment or on an approved leave of absence at the time of payment.

An executive who meets one or more of the following is not eligible to receive any payment under the Plan:

1.	An executive who is not employed by the Company at the date of payment;

2.	An executive who has resigned at any time prior to the date of payment;

3.	An executive who has resigned and is still “working their notice” at the time of payment; and

2012 EXECUTIVE LONG-TERM INCENTIVE PLAN

4.	Any executive who has been terminated by the Company for performance, Cause or any other reason prior to the date of payment;

Provided, however, in the event that either (a) an executive is terminated without Cause prior to payment under the Plan or (b) an executive resigns due to Constructive Termination (if applicable, as defined in executive’s Employment Agreement, MEAA, contract of employment or letter agreement) or due to fundamental breach of contract (if applicable), the executive will receive a payment (or, if applicable, pro-rated payment based on the portion of 2012-2013 that they worked) at the time payments (if any) are made to active executives under the Plan, provided the executive executes, returns and does not revoke the required separation agreement or compromise agreement (which may include post-employment restrictive covenants), as applicable, that is provided by the Company in order for executive to receive any severance payments. For purposes of the preceding sentence, “Cause” is as defined in (a) the executive’s Employment Agreement, contract of employment or letter agreement, or, (b) if Cause is not defined in such agreement, the most recent Management Equity Award Agreement between the executive and TDS Investor (Cayman) L.P. and/or Travelport Worldwide Limited, as applicable (“MEAA”)), provided that, if Cause is not defined in either of those agreements, or if no such agreement exists, Cause shall mean (A) the executive’s failure substantially to perform the executive’s duties to the Company (other than as a result of total or partial incapacity due to Disability) for a period of 10 days following receipt of written notice from any Company by Executive of such failure; provided that it is understood that this clause (A) shall not apply if a Company terminates the executive’s employment because of dissatisfaction with actions taken by Executive in the good faith performance of the executive’s duties to the Company, (B) theft or embezzlement of property of the Company or dishonesty in the performance of the executive’s duties to the Company, (C) an act or acts on the executive’s part constituting (x) a felony under the laws of the United States or any state thereof or (y) a crime involving moral turpitude, (D) Executive’s willful malfeasance or willful misconduct in connection with the executive’s duties or any act or omission which is materially injurious to the financial condition or business reputation of the Company or its Affiliates, or (E) the executive’s breach of the provisions of any agreed-upon non-compete, non-solicitation or confidentiality provisions agreed to with the Company, including pursuant to this Plan and pursuant to any employment agreement.

The Company may, in its sole and complete discretion, require an executive to sign and return an agreement that contains provisions on non-competition; non-solicitation of customers, suppliers and/or employees; confidential information; intellectual property; and cooperation with litigation as a condition of receiving an award under the Plan.

The Company reserves the right to terminate, amend, modify and/or restate this Plan (in whole or in part) at any time and without advance notice, and in its sole and complete discretion. Nothing in this Plan creates a contract of employment or any expectation of any award beyond this Plan. This Plan is designed to comply with applicable law and will be interpreted as such to the full extent possible.

NOTE TO US EMPLOYEES: Nothing in this Plan is intended to or shall alter the at-will employment relationship. Except as set forth in a duly-authorized and executed employment agreement, letter agreement or other agreement with the Company, employment at Travelport is at-will, which means that either executive or the Company can terminate the employment relationship at any time, with or without advance notice, for any reason or no reason at all. In addition, the Plan is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code and any regulations issued under Section 409A (collectively, “Section 409A”), and to the extent the Plan is not so exempt, to comply with Section 409A. To the extent that any provision in the Plan is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments under the Plan shall not incur an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. Each payment under the plan shall be treated as a separate payment for purposes of Section 409A. Notwithstanding any provision of the Plan to the contrary, the Company does not guarantee the tax treatment of any payments or benefits under the Plan, whether pursuant to the Code, federal, state or local tax laws or regulations. Furthermore, this Plan is not an employee benefit plan under the Employee Retirement Income Security Act (“ERISA”) and shall not be treated or interpreted as an ERISA plan.